Exhibit 99.1

GenMark Diagnostics appoints Richard B. Slansky Chief Financial Officer

CARLSBAD, Calif.—(BUSINESS WIRE)—GenMark Diagnostics, Inc. (NASDAQ: GNMK) announced today that it has named Richard B. Slansky as Chief Financial Officer, effective April 23, 2012.

Slansky joins GenMark with more than 25 years of experience as a Chief Financial Officer at both public and private companies. He has served for the past three years as the Chief Financial Officer of Digirad Corporation, a leading provider of diagnostic imaging products and services. Slansky succeeds Paul Ross, who will leave the Company to pursue another career opportunity following an appropriate transition period.

“We are delighted to welcome Richard to the GenMark team,” said Hany Massarany, GenMark’s President and CEO. “His financial expertise, broad business capabilities and experience in high growth environments will be invaluable as we scale our business and advance our position as a leader in the global molecular diagnostics market.”

About GenMark Diagnostics, Inc.

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, and KRAS, are in development for IVD use. For more information, visit www.genmarkdx.com.

Safe Harbor Statement

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and intended functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4300

Source: GenMark Diagnostics, Inc.